Exhibit 21.1
SUBSIDIARIES OF LACROSSE FOOTWEAR, INC.
AS OF DECEMBER 31, 2006

Name	Jurisdiction of Incorporation	Percent Ownership

Danner, Inc.	Wisconsin	100%

LaCrosse International, Inc.	Oregon	100%